[CONCURRENT  LOGO]
[CONCURRENT  LETTERHEAD]


                                    Exhibit 5


                                         February 24, 1998



CONCURRENT  COMPUTER  CORPORATION
2101  West  Cypress  Creek  Road
Fort  Lauderdale,  Florida    33309

Ladies  and  Gentlemen:

     Reference is made to the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission with respect to 5,535,275 shares of Common Stock, par value $0.01 per share (the "Common Stock") and 5,535,275 Series A Participating Cumulative Preferred Rights of Concurrent Computer Corporation (the "Corporation") which may be offered pursuant to the Corporation's 1991 Restated Stock Option Plan (the "Plan").

     I am familiar with the Registration Statement and the offering contemplated thereby and in that regard I have examined such documents, instruments and certificates and questions of law as I deem necessary to this opinion. Based upon the foregoing, I am of the opinion that (i) the 5,535,275 shares of Common Stock to be offered pursuant to the Plan after the registration Statement becomes effective will, upon sale thereof in accordance with the Plan, be validly issued and outstanding, fully paid and non-assessable and (ii) the 5,535,275 Series A Participating Cumulative Preferred Rights to be offered pursuant to the Plan after the Registration Statement becomes effective will be validly issued and outstanding and non-assessable.

     I hereby consent to the filing of the opinion as Exhibit 5 to the Registration Statement.

                                   Respectfully submitted,

                                   /s/  Karen G. Fink
                                   --------------------
                                   Karen G. Fink
                                   Vice President, General Counsel and Secretary


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